Exhibit 10.1

AMENDMENT NO. 2 TO THE

AKARI THERAPEUTICS, PLC

2023 EQUITY INCENTIVE PLAN

WHEREAS, Akari Therapeutics, plc (the “Company”) maintains the Akari Therapeutics, plc 2023 Equity Incentive Plan (the “Plan”) which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the Company’s shareholders;

WHEREAS, the Board believes that the number of shares of Common Stock (as defined in the Plan) remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;

WHEREAS, the Board has determined that it is advisable and in the best interest of the Company and its stockholders to amend the Plan to increase the aggregate number of shares of Common Stock reserved for issuance under the Plan by 11,026,000,000 shares;

WHEREAS, Section 16 of the Plan provides that the Administrator (as defined in the Plan) may amend the Plan at any time, subject to certain conditions set forth therein; and

WHEREAS, this Amendment will become effective upon approval by the Company’s shareholders at the Company’s next general meeting and if, for any reason, the Company’s shareholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.

NOW, THEREFORE, the Plan is amended as follows:

1. The first paragraph of Section 3 of the Plan is hereby deleted in its entirety and replaced with the following:

“The number of Shares as to which Stock Rights (including ISOs) may be issued from time to time pursuant to this Plan shall be the sum of: (i) 19,806,000,000 shares of Common Stock and (ii) any shares of Common Stock that are represented by awards granted under the Company’s 2014 Stock Option Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after June 30, 2023, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 22 of this Plan; provided, however, that no more than 855,637,300 Shares shall be added to the Plan pursuant to subsection (ii).”

3. Effective Date of Amendment. This Amendment to the Plan shall become effective upon the date that it is approved by the Company’s shareholders in accordance with applicable laws and regulations.

4. Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

Date of approval by the Board of Directors: May 22, 2025

Date of approval by the Shareholders: June 30, 2025